EXHIBIT 99.1
Harris Stratex Networks Appoints Thomas L. Cronan as Chief Financial Officer
     RESEARCH TRIANGLE PARK, NC — May 4, 2009 — Harris Stratex Networks, Inc. (NASDAQ: HSTX), a leading specialist in backhaul solutions for mobility and broadband networks, today appointed Thomas L. Cronan III as senior vice president and chief financial officer. In this role, Mr. Cronan will oversee the company’s global financial operations. He will report directly to Harald Braun, Harris Stratex president and chief executive officer.
     “Tom has a long track record of success, and has played a critical role in the strategic financial management and turnaround for both private and publicly-traded companies in the high-tech industry. His deep financial experience and legal background will be instrumental in establishing opportunistic strategic relationships and driving revenue growth through innovation, operational effectiveness, mergers and acquisitions, and productivity,” said Harald Braun, president and CEO, Harris Stratex.
     Mr. Cronan joined Harris Stratex from AeroScout, Inc., where he served as chief financial officer. He previously served as chief financial officer and senior vice president of finance at Redback Networks Inc., where he led the company through a financial restructuring and a period of sustained revenue growth. The company was acquired by Ericsson in 2007.
     Earlier in his career, Mr. Cronan served as counsel for IBM and held several vice president, general counsel positions for high-tech companies such as Taligent, Open TV, Entrust Technologies and enCommerce, Inc. He also served as special counsel in the Technology Licensing group at Wilson Sonsini Goodrich and Rosati.
     Mr. Cronan earned a J.D. at Fordham University Law School in New York. He holds a bachelor’s degree from Muhlenberg College in Pennsylvania.
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About Harris Stratex Networks, Inc.
Harris Stratex Networks, Inc. is a leading specialist in backhaul solutions for mobility and broadband networks. The company offers reliable, flexible and scalable wireless network solutions, backed by comprehensive professional services and support. Harris Stratex Networks serves all global markets, including mobile network operators, public safety agencies, private network operators, utility and transportation companies, government agencies and broadcasters. Customers in more than 135 countries depend on Harris Stratex Networks to build, expand and upgrade their voice, data and video solutions. Harris Stratex Networks is recognized around the world for innovative, best-in-class wireless networking solutions and services. For more information, visit www.HarrisStratex.com.
Contacts:
Investors: Mary McGowan, Summit IR Group Inc., 408-404-5401, mary@summitirgroup.com
Media: Jennifer Anderson, Harris Stratex Networks, Inc., 919-749-7240, jennifer.anderson@hstx.com